Exhibit 99.5

Stephen B. Ashley Chairman of the Board 3900 Wisconsin Avenue, NW Washington, DC 20016-2892 202 752 5383 202 752 4880 (fax) stephen_b_ashley@fanniemae.com
March 13, 2007
Mr. Daniel H. Mudd
President and Chief Executive Officer
Fannie Mae
3900 Wisconsin Ave, NW
Washington, DC 20016
Dear Dan:
This letter explains the holding period requirement that applies to your January 25, 2007 restricted stock grant of 35,301 shares (the “Award”). You may not sell, transfer, pledge or otherwise encumber any of these shares while you are employed at Fannie Mae, except that you may dispose of the number of shares necessary to pay the statutorily required tax withholding obligations. In all other respects, the Award is subject to the terms and conditions of the restricted stock award agreement for the Fannie Stock Compensation Plan of 2003.
Please indicate your acknowledgement and agreement to the holding period requirement by signing the enclosed copy of this letter and returning the signed copy to my attention.
Sincerely,
Acknowledged And Agreed To:

Daniel H. Mudd

Date:	16 May 07